Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form S-1 (File No. 333-284957) of our report dated March 27, 2024 relating to the financial statements of InFint Acquisition Corporation appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

June 30, 2025